Exhibit 10.18

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into effective [DATE] (“the Effective Date”), by and between CVRx, Inc., a Delaware corporation (the “Company”), and [EXECUTIVE NAME] (“Employee”).

WHEREAS, Employee desires to become employed with the Company, and the Company desires to employ Employee on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the respective covenants and commitments of the Company and Employee, the Company and Employee hereby agree as follows:

1.Employment and Term of this Agreement. The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company in accordance with the terms and conditions set forth in this Agreement. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement shall also terminate Employee’s employment by the Company. This Agreement commenced on Employee’s first day of active employment (the “Effective Date”) and shall continue until terminated by either party for any reason or no reason in accordance with the provisions of Section 2 of this Agreement.

This Agreement shall also automatically terminate upon the Company’s adoption of a severance plan that provides for base salary continuation as severance for which Employee is eligible, which shall not result in the termination of Employee’s employment by the Company.

2.Termination of Employment.
2.01Grounds for Termination. Employee’s employment under this Agreement shall terminate in the event that at any time:
(a)Employee dies; or
(b)Employee becomes Disabled (as defined below); or
(c)The Company elects to terminate this Agreement and Employee’s employment for “Cause” and notifies Employee in writing of such election; or
(d)The Company elects to terminate this Agreement and Employee’s employment without “Cause” and notifies Employee in writing of such election; or
(e)Employee elects to terminate this Agreement and Employee’s employment due to “Constructive Discharge” and notifies the Company in writing of such election; or
(f)Employee elects to terminate this Agreement and Employee’s employment for any reason other than due to “Constructive Discharge” and notifies the Company in writing of such election.

If this Agreement and Employee’s employment is terminated pursuant to subsections 2.01(a), 2.01(b), or 2.01(c), such termination shall be effective immediately. If this Agreement and Employee’s employment is terminated pursuant to subsection 2.01(d), such termination shall be effective 30 calendar days following notification by the Board for such termination or such shorter period of time that the Company and Employee mutually agree. If this Agreement and Employee’s employment is terminated pursuant to subsections 2.01(e) or 2.01(f), such termination shall be effective 30 calendar days following notification by Employee of such termination or such shorter period of time that the Company and Employee mutually agree. In the case of termination of Employee’s employment pursuant to subsections 2.01(d), 2.01(e), or 2.01(f), the Company may in its sole discretion remove Employee from all or any portion of Employee’s duties and responsibilities; provided however, that the Company’s willingness to continue employment for any period of time after notice of termination by any party shall not limit its ability to terminate Employee’s employment at its discretion, subject to the terms of this Agreement, including without limitation, for Cause following any such notice.

2.02Definitions.
(a)“Cause” shall mean:
(i)Employee has breached the provision of Employee’s Employee Proprietary Information, Non-Competition and Inventions Assignment Agreement (as applicable) in any material respect and has failed to cure such breach (if curable) within 30 calendar days after written notice has been given by the Company to Employee; or
(ii)Employee has engaged in willful or reckless job-related material misconduct, including material failure to perform Employee’s duties as an officer or employee of the Company and has failed to cure such default (if curable) within 30 calendar days after written notice of default has been given by the Company to Employee; or
(iii)Employee has committed fraud, misappropriation or embezzlement in connection with the Company’s business; or
(iv)Employee has been convicted or has pleaded nolo contendere to criminal misconduct (excluding parking violations, occasional minor traffic violations, or similar infractions); or
(v)Employee’s established use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of Employee’s employment responsibilities and such use and detrimental effect continues for a period of 30 calendar days following written notice by the Company to Employee, as determined in good faith by the Company.
(b)“Disabled” shall mean that, due to a physical or mental condition, Employee is unable to perform the essential functions of Employee’s position, with or without reasonable accommodation, hereunder in a period of at least three consecutive months.

(c)“Constructive Discharge” shall mean:
(i)the assignment to Employee of employment responsibilities or duties which are of materially lesser status and degree of responsibility than Employee’s position, responsibilities or duties on the Effective Date, without the consent of Employee; or
(ii)the requirement by the Company that Employee be based anywhere other than within 50 miles of Employee’s current working location as of the Effective Date (except for the requirement of temporary travel on the Company’s business to an extent substantially consistent with the business travel obligations of the Company’s employees in similar positions), without the consent of Employee; or
(iii)the material reduction by the Company in Employee’s total compensation, including any bonus for which Employee is eligible, based on Employee’s then-current base salary and bonus, other than a reduction in compensation that is part of a general reduction in compensation for senior management of the Company.
2.03Effect of Termination. Notwithstanding any termination of this Agreement, Employee and the Company, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment. In addition, the Employee acknowledges that, notwithstanding any termination of this Agreement, Employee shall remain bound by all of the provisions of the Employee Proprietary Information and Inventions Agreement, including without limitation those activities and obligations upon or subsequent to the termination of Employee’s employment.
2.04Surrender of Records and Property. Upon termination of employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Employee’s possession or under Employee’s control. Such surrender of records and property shall include return of electronic storage devices and media and permanent deletion of electronic media of the Company on any computers or other devices owned by Employee.
2.05Compensation and Benefits Upon Termination. In the event that (a) the Company terminates Employee’s employment without “Cause” pursuant to Section 2.01(d), or (b) Employee terminates Employee’s employment due to “Constructive Discharge” pursuant to Section 2.01(e), the Company shall continue to pay to Employee (1) the Employee’s base salary, for a period of twelve (12) months following the employment termination date (the “Severance Period”), payable in monthly installments in accordance with the regular payroll schedule of the Company (“Severance Payments”), and (2) reimburse the premium costs paid by Employee to continue Employee’s group medical insurance with the Company to the extent then available and in effect (if applicable) for the Severance Period, reimbursed on a monthly basis; provided, however, that in the event Employee obtains other employment prior to the expiration of such Severance Period, the Company shall continue to pay, until the expiration of such Severance Period, only the excess, if any, of Employee’s monthly Severance Payment over Employee’s salary payable or paid under such employment and, provided that medical benefits are available under the Employee’s other employment, Company reimbursement of group medical insurance premiums shall cease, and provided, further, that such Severance Payments and any other payments paid under this Section 2 shall not in any event exceed a maximum amount of two times the lesser of: (x) the Internal Revenue Code § 401(a)(17) compensation limit for the year in which the employment termination date occurs, or (y) the sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which the employment termination date occurs (adjusted for any increase during that year that was expected to continue indefinitely). If this Agreement is terminated pursuant to subsection 2.01(a), 2.01(b), 2.01(c) or 2.01(f), Employee’s right to base salary and benefits shall immediately terminate on the effective date of such termination, except as may otherwise be required by applicable law.
2.06Change in Control.
(a)Employee and the Company acknowledge and agree that this Agreement, including the eligibility for Severance Payments contained in Section 2.05 above and this Section 2.06, shall be binding on the Company or its successors following a Change in Control of the Company (as defined below).
(b)For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in the CVRx, Inc. 2021 Equity Incentive Plan, as amended from time to time, or any successor plan.
(c)Upon termination of Employee’s employment within the three months prior to a Change in Control or within 18 months following a Change in Control (a) by the Company without “Cause” pursuant to Section 2.01(d), or (b) by Employee due to “Constructive Discharge” pursuant to Section 2.01(e), Employee shall be eligible for the severance payments and benefits outlined in Section 2.05 above; provided however, (i) the Severance Period for the purpose of any Severance Payment or benefits continuation outlined in Section 2.05 shall equal twelve (12) months, (ii) the Severance Payment shall be payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release (defined below), and (iii) Employee shall be eligible to receive a payment equal to 100% of Employee’s annual bonus target for the current year, payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release.
2.07Equity Grants. Employee has been and may be granted equity awards in connection with Employee’s employment with the Company (the “Equity”), subject to the terms of any individual grant agreements (each an “Equity Award Agreement”). Upon termination of Employee’s employment, the vesting of any of Employee’s then issued, but unvested Equity shall be treated in accordance with the individual Equity Award Agreements for each grant.

2.08Conditions. Employee shall only be eligible for benefits under this Agreement and this Agreement shall only become effective if Employee accepts and begins active employment with the Company. If Employee does not commence active employment with the Company for any reason, this Agreement shall be null and void. Any benefits or pay (including any Severance Payments) provided to Employee under this Section 2 shall be payable to Employee only if following termination of Employee’s employment, Employee has signed a release of claims in favor of the Company in a form to be prescribed by the Company (“Release”), all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement and the Employee Proprietary Information and Inventions Agreement.
3.Other Positions. Upon termination of this Agreement or Employee’s employment with the Company for any reason, Employee shall immediately resign as a director or officer of the Company, as applicable.
4.Employee Proprietary Information, Non-Competition and Inventions Assignment Agreement. As a condition of Employee’s employment with the Company, and in exchange for valuable compensation which was provided to Employee in connection with such employment, Employee acknowledges Employee executed, has abided by, and will abide by the Employee Proprietary Information, Non-Competition and Inventions Assignment Agreement.
5.Other Entitlements. During the Term, this Agreement shall govern Employee’s right to severance and other payments upon termination of employment. Employee shall not be entitled to severance or other similar termination payments under any policy or practice of the Company.
6.Miscellaneous.
6.01Prior Agreements. This Agreement, any Equity Award, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement of the parties relating to the subject matter on Employee and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including without limitation any such terms in any offer letter or other written terms of employment between Employee and the Company), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
6.02Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Employee’s employment with the Company or any of its affiliates, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Employee. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. In particular, and without limiting the preceding sentence, if Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).
6.03280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. For purposes of making the calculations required by this Section 6.03, the Company (or any designees of the Company’s choosing) may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Employee shall furnish to the Company (or its designees) such information and documents as the Company may reasonably request in order to make a determination under this Section.
6.04Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Employee and an authorized director or officer of the Company.
6.05No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
6.06Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of the Company. This Agreement may be assigned, in whole or in part, by the Company without Employee’s consent to a parent, subsidiary or other affiliate of the Company, or to a successor to all or substantially all of the Company’s business.
6.07Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.
6.08Indemnification. The Company acknowledges that the indemnification obligations generally available to directors, officers or employees of the Company pursuant to such entity’s certificate of incorporation or bylaws will be available to Employee if Employee at any time is employed by the Company in any such capacity. The Company agrees that it shall maintain in full force and effect one or more policies of directors and officers insurance, covering the Employee, issued by insurers of recognized responsibility, insuring against such loss and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in a comparable business.

[signature page follows]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

Employee

______________________________

[EXECUTIVE NAME]

CVRx, Inc.

______________________________

[NAME]

[TITLE]

DMS_US.367598137.1